Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-115641 on Form S-3/A, Registration Statement No. 333-70853 on Form S-3 and Registration Statement Nos. 333-69507, 333-69513, 333-69515, 333-70303, 333-66336, and 333-122648 on Form S-8 of our reports dated February 28, 2005, relating to the consolidated financial statements and financial statement schedule included at Item 15(a)(2) of Caesars Entertainment, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Caesars Entertainment, Inc. for the year ended December 31, 2004.

/ DELOITTE & TOUCHE, LLP /

Las Vegas, Nevada

February 28, 2005